EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in each of the Registration Statements on Form S-3 (Nos. 333-133629, 333-133630, 333-135746, 333-143247, 333-149671, 333-157173, 333-156839, 333-173261, 333-192618, 333-179257, 333-205483, and 333-160121) and Form S-8 (Nos. 333-143590, 333-176476, 333-190796, and 333-206326) of BioDelivery Sciences International, Inc. of our report dated June 1, 2017, relating to the Statement of Net Assets Acquired of the BELBUCA® Product Line of Endo Pharmaceuticals, Inc., which is included in the Current Report on Form-8K/A of BioDelivery Sciences International, Inc. dated June 1, 2017.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

June 1, 2017